EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among

EVENTBRITE, INC.,
a Delaware corporation,
PANDORA MEDIA, INC.,
a Delaware corporation,
and

TICKETFLY, LLC,
a Delaware limited liability company

___________________________
Dated as of June 9, 2017
___________________________

(continued)

(continued)

Exhibits and Schedules
Exhibit A        -    Definitions
Exhibit B        -    Form of Assignment
Exhibit C-1        -    Debt Financing Proposal Letter
Exhibit C-2 through C-8        -    Equity Financing Commitments
Exhibit D        -    Commercial Agreement Terms
Exhibit E        -    Form of Note
Exhibit F        -    Form of Trademark Assignment Agreement

Schedule A        -    Sample Company Net Working Capital Calculation
Company Disclosure Letter

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 9, 2017 (the “Agreement Date”), by and among Eventbrite, Inc., a Delaware corporation (“Buyer”), and Pandora Media, Inc., a Delaware corporation (“Seller”) and Ticketfly, LLC, a Delaware limited liability company (the “Company”). Certain other capitalized terms used herein are defined in Exhibit A.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding membership interests in the Company (the “Membership Interests”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the Purchase Price, as such may be adjusted pursuant to Section 1.4 hereof.
1.2    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the purchase and sale of the Membership Interests contemplated hereby (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Building 1, Palo Alto, CA 94304, or at such other location as Buyer and Seller agree, at (i) 10:00 a.m. local time on a date to be agreed by Buyer and Seller, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that if such Business Day would otherwise occur anytime during the final 15 days of a fiscal quarter of Seller, then Seller may, in its sole discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Seller, in which case the Closing shall be held on such first Business Day (so long as all of the conditions set forth in Article VII (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such first Business Day), or (ii) such other time as Buyer and Seller agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
1.3    Closing Deliveries.
(a)    Buyer Deliveries. Buyer shall deliver to Seller, at or prior to the Closing:

(i)    the Purchase Price, including the Note executed by Buyer, subject to any Closing Adjustment pursuant to Section 1.4, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;
(ii)    a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer to the effect that each of the conditions set forth in Section 7.2(a) has been satisfied; and
(iii)    an assignment of the Membership Interests to Buyer in the form of Exhibit B hereto (the “Assignment”), duly executed by Buyer.
(b)    Seller Deliveries. Seller shall deliver to Buyer, at or prior to the Closing:
(i)    the Assignment, duly executed by Seller;
(ii)    a certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller to the effect that each of the conditions set forth in Section 7.3(a) has been satisfied;
(iii)    a certificate, dated as of the Closing Date and executed on behalf of Seller by its Secretary certifying the resolutions adopted by the Board of Directors of Seller (I) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Seller and the stockholders of Seller, and (II) approving this Agreement in accordance with the DGCL;
(iv)    an executed receipt acknowledging the receipt by Seller of the Purchase Price;
(v)    the Company Closing Net Working Capital Certificate;
(vi)    an executed certification of non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2) and in a form reasonably acceptable to Buyer;
(vii)    the Trademark Assignment Agreement, executed by Seller; and
(viii)    the Note, executed by Seller.
(c)    Company Deliveries. The Company shall deliver to Buyer, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its sole Member, to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(e) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary certifying (A) the operating agreement of the Company (the “Operating Agreement”) in effect as of the Closing, (B) the resolutions adopted by the sole manager of the Company (I) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the sole member of the Company, and (II) approving this Agreement in accordance with the Delaware LLC Act and (C) other matters reasonably requested by Buyer;
(iii)    evidence reasonably satisfactory to Buyer of the resignation of each director, manager and officer of the Company and any Subsidiary in office immediately prior to the Closing as director, manager and/or officers of the Company and/or any Subsidiary, effective as of, and contingent upon, the Closing;
(iv)    a certificate from the Secretary of State of the States of Delaware and California and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three Business Days prior to the Closing Date, certifying that the Company is in good standing, and confirmation from the Secretary of State of Delaware that all applicable franchise Taxes and fees of the Company through and including the Closing Date have been paid;
(v)    the Trademark Assignment Agreement, executed by the Company; and
(vi)    the Assignment, executed by the Company.
Receipt by Buyer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3(c) shall not be deemed to be an agreement by Buyer that the information or statements contained therein are true, correct or complete, and shall not diminish Buyer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
1.4    Company Net Working Capital Adjustment.
(a)    Pursuant to Section 6.8, Seller shall deliver the Company Closing Net Working Capital Certificate to Buyer not later than five Business Days prior to the Closing Date.
(b)    Within 75 days after the Closing, Buyer may object to the calculation of Company Net Working Capital included in the Company Closing Net Working Capital Certificate (the “Calculations”) by delivering to Seller a notice (the “Buyer Notice”) setting forth Buyer’s calculation of Company Net Working Capital and the amount by which Company Net Working Capital as calculated by Buyer is less than Company Net Working Capital as set forth in the Company Closing Net Working Capital Certificate, in each case together with supporting documentation, information and calculations as is reasonably necessary for Seller to review such calculations.
(c)    Seller may object to the calculation of Company Net Working Capital set forth in the Buyer Notice by providing written notice of such objection to Buyer within 30 days after receipt of the Buyer Notice (the “Notice of Objection”), together with supporting documentation, information and calculations, as is reasonably necessary for Buyer to review such calculations. Any matters not set forth in the Notice of Objection shall be deemed to have been accepted by Seller.
(d)    If Seller timely provides the Notice of Objection, then Buyer and Seller shall confer in good faith for a period of up to 10 Business Days following Buyer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto.
(e)    If, after the 10 Business Day period set forth in Section 1.4(d), Buyer and Seller cannot resolve any matter set forth in the Notice of Objection, then Buyer and Seller shall engage KPMG

LLP or, if such firm is not able or willing to so act, another auditing firm acceptable to both Buyer and Seller (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Buyer and Seller and the Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine in writing the resolution of such remaining disputed matters, which written determination shall be final and binding on the parties hereto, and the Reviewing Accountant shall provide Buyer and Seller with a calculation of Company Net Working Capital in accordance with such determination.
(f)    If the Final Net Working Capital differs from the Company Net Working Capital, then the adjustment to the Purchase Price that would have been made at Closing if the Final Net Working Capital amount had been used, if any, shall be calculated and Seller or Buyer, as applicable, shall deliver to the other the difference between the adjustment that was made and the adjustment that would have been made if the Final Net Working Capital amount had been used..
(g)    The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Buyer in the event the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.4(e) and the Calculations set forth in the Buyer Notice (such difference, the “Buyer’s Difference”) is greater than the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.4(e) and the Calculations set forth in the Notice of Objection (such difference, the “Seller’s Difference”), (ii) by Seller if the Buyer’s Difference is less than the Seller’s Difference or (iii) equally by Buyer on the one hand, and Seller on the other hand, if the Buyer’s Difference is the same as Seller’s Difference.
(h)    To the extent that the Seller has an obligation to deliver amounts to Buyer pursuant to this Section 1.4, Buyer shall first satisfy such obligation through a reduction in the principal amount of the Note. Buyer’s right to indemnification pursuant to this Section 1.4 will not be subject to any of the limitations set forth in Article IX. Any payments made pursuant to this Section 1.4 shall be treated as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted under Applicable Law.
1.5    Severance.
(a)    For each three-month period during the nine-month period following the Closing, Buyer shall prepare and deliver to Seller a certificate executed by an officer of Buyer certifying (i) the list of Company Employees as of the Closing Date terminated during such three-month period, (ii) the date of such Company Employee’s termination and (iii) the amount of any termination payments, including, but not limited to, severance payments, statutory notice payments and payments made in lieu of notice required under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local law (the aggregate amount of such payments, the “Termination Costs”) made to each such Company Employee (the “Termination Certificate”) with supporting documentation, information and calculations as is reasonably necessary for Seller to review such termination payments. Such certificates shall be delivered within 11 months following the Closing.
(b)    Within 30 days after the Termination Certificate is delivered to Seller pursuant to Section 1.5(a), Seller may object to any manifest error contained in the Termination Certificate by delivering to Buyer a notice (the “Seller Notice”) setting forth such manifest error.

(c)    If Buyer and Seller cannot resolve any matter set forth in the Seller Notice, then either Buyer or Seller may bring an arbitration in accordance with the terms of Section 10.12 to resolve the matter, which written determination shall be final and binding on the parties hereto.
(d)    One-half of the total aggregated Termination Costs for all certificates delivered pursuant to Section 1.5(a) shall be borne by Seller up to an aggregate obligation of Seller equal to $2,500,000, which amount shall be offset against the principal amount of the Note. Buyer’s right to indemnification pursuant to this Section 1.5 will not be subject to any of the limitations set forth in Article IX.
1.6    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Seller are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
1.7    Withholding Rights. Buyer and its Affiliates and agents shall be entitled to deduct and withhold from any payment pursuant to this Agreement to any Person such amounts Buyer or such Affiliate or agent is required to deduct and withhold with respect to any such payment under the Code or any provision of state, local, provincial or foreign Tax law, provided, that the Buyer shall consult in good faith with the Seller prior to withholding any amounts payable hereunder and shall use commercially reasonable efforts to minimize or eliminate any such withholding. To the extent that amounts are so withheld and paid over to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Buyer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (clearly indicating the appropriate Section and Subsection (including by cross-references) to which it relates (provided the relevance to other representations and warranties is reasonably apparent from reading the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Buyer under this Article II), the Company represents and warrants to Buyer as follows:
2.1    Organization, Standing, Power and Subsidiaries.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the limited liability company power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b)    Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the name of the manager and (ii) the names and titles of the officers of the Company.
(c)    TCSI is the only Subsidiary of the Company. TCSI is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the assets owned or leased by TCSI requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than jurisdictions where TCSI is duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified does not have a Material Adverse Effect. The Company does not own, or have any interest in any shares or have an ownership interest in any Person other than its shareholdings in TCSI.
2.2    Capitalization.
(a)    Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.
(b)    The Membership Interests were issued in compliance with Applicable Laws. The Membership Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
(d)    The Company is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of TCSI, free and clear of all Encumbrances. All the shares in TCSI have been duly and validly issued and are outstanding as fully paid and non-assessable shares. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in TCSI or obligating the Company or TCSI to issue or sell any shares, or any other interest, in TCSI.
2.3    Authority; Non-contravention.
(a)    The Company has all requisite limited liability company power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Company. Each Company Transaction Document has been, or prior to the Closing Date will be, duly executed and delivered by the Company and, assuming the due execution and delivery of such Company Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The sole manager of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) has (i) declared that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company member, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement and approval of the Transactions be submitted to the sole member of the Company for consideration and recommended that the sole member of the Company adopt this Agreement and approve the Transactions.
(b)    The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any Subsidiary, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) the Operating Agreement, or other equivalent organizational or governing documents of the Company or the certificate of incorporation of any Subsidiary, in each case as amended to date, (B) any Contract of the Company or any Subsidiary or any Contract applicable to any of its material assets, except, in the case of this clause (B), where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not reasonably be expected to have a material effect with respect to the Company or any Subsidiary, or (C) any Applicable Law.
(c)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) such filings and notifications as may be required to be made by the Company in connection with the Transactions under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law.
2.4    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Buyer its unaudited, consolidated financial statements for the fiscal year ended to December 31, 2016 and its unaudited, consolidated financial statements for the four-month period ended April 30, 2017 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved if such consistent basis is in accordance with GAAP.
(b)    Neither the Company nor any Subsidiary has any Liabilities required to be reflected in financial statements prepared in accordance with GAAP other than (i) those set forth or adequately provided for in a consolidated balance sheet of the Company and its Subsidiaries included in the Financial Statements as of April 30, 2017 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s and any Subsidiary’s business since the Company Balance Sheet Date in the ordinary course consistent with past practice, if such past practice is in accordance with GAAP, and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) those that are not in excess of $100,000 individually or $500,000 in the aggregate and (iv) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, neither the Company nor any Subsidiary has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Subsidiary. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has ever guaranteed any debt or other obligation of any other Person.
(c)    Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any Subsidiary maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)    The accounts receivable of the Company and any Subsidiary (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Net Working Capital Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice if such past practices are in accordance with GAAP and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice and (ii) represented or shall represent bona fide claims against debtors for sales and other charges. As of the date hereof, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.
(f)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and any Subsidiary are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and any Subsidiary and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any Subsidiary, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or any claim or allegation regarding any of the foregoing. None of the Company, any Subsidiary and, to the knowledge of the Company, any Representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the manager of the Company, Board or any committee thereof or to any director of any Subsidiary or officer of the Company or any Subsidiary evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s or any Subsidiary’s internal controls that could adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial data.
2.5    Absence of Changes. Between January 1, 2017 and the date hereof, (i) the Company and each Subsidiary has conducted the Business only in the ordinary course of business consistent with past practice, (ii) there has not occurred a Material Adverse Effect with respect to the Company or any Subsidiary and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions described in Section 5.2 if such action were taken by the Company or any Subsidiary, without the written consent of Buyer, between the Agreement Date and the earlier of the termination of this Agreement and the Closing.
2.6    Litigation. There is no Legal Proceeding to which the Company or any Subsidiary is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their assets or any of their directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no Order against the Company or any Subsidiary, any of their assets, or, to the knowledge of the Company, any of their directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, any Subsidiary, or any of their assets or any of their directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) based upon: (i) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, manager, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company or any Subsidiary has agreed to sell or dispose of any of their assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.
2.7    Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary, the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any Subsidiary to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any Subsidiary of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
2.8    Compliance with Laws; Governmental Permits.
(a)    The Company and each Subsidiary has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law.
(b)    The Company and each Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company and each Subsidiary has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
2.9    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    The Company and each Subsidiary has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and/or any Subsidiary, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. The Company has provided to Buyer true, correct and complete copies of all leases, subleases and other agreements under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently owns any real property.
(b)    The physical assets and properties owned by the Company and each Subsidiary (i) constitute all of the physical assets and properties that are necessary for the Company and each Subsidiary to conduct, operate and continue the conduct of the Business and (ii) constitute all of the physical assets and properties that are used in the conduct of the Business without the breach or violation of any Material Contract.
2.10    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which the Company or any Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to Buyer).
(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.
(iv)    “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company or any Subsidiary, (B) has not been modified or customized for the Company or any Subsidiary and (C) is licensed for an annual fee under $5,000.
(v)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.
(vi)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company or any Subsidiary as a result of Company’s or any Subsidiary’s certification under any Applicable Law.
(vii)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products, services or features currently under development and scheduled for commercial release within 90 days following the date of this Agreement.
(viii)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any Subsidiary.

(ix)    “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.
(x)    “Company Websites” means all web sites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiary conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.
(xi)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xii)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.
(xiii)    “Open Source Materials” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.
(xiv)    “Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under Applicable Law.
(i)    “Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing and (B) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A).
(ii)    “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(iii)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
(iv)    “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.
(b)    Status. The Company and each Subsidiary has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Encumbrances and without any conflict with or infringement upon the rights of others. The Company Intellectual Property collectively constitutes all of the intangible assets, intangible properties, rights and Intellectual Property necessary for Buyer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.
(c)    Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company or any Subsidiary within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and any Subsidiary’s ownership interests therein. The Company has provided to Buyer copies of all of the Company’s and any Subsidiary’s pending patent applications.
(d)    Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products, and for each such product or feature (and each version thereof) identifying its release date.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Subsidiary or to the knowledge of the

Company any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Company-Owned Intellectual Property.
(f)    Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Buyer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Company and each Subsidiary has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and each Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company and each Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company and each Subsidiary has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or for any Subsidiary. Without limiting the foregoing, the Company and each Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Buyer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and each Subsidiary and, in the case of patents and patent applications, the Company has provided to Buyer copies of all such assignments.
(h)    No Violation. No current or former employee, consultant, advisor or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(i)    Confidential Information. The Company and each Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company or any Subsidiary (“Confidential Information”). All current and former employees and contractors of the Company or any Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Subsidiary a written legally binding agreement regarding the protection of such

Confidential Information. The Company and each Subsidiary has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, in the Company’s or any Subsidiary’s possession, custody or control. To the knowledge of the Company, there has been no Company (including with respect to any Subsidiary) or third-party breach of confidentiality.
(j)    Non-Infringement.
(i)    Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. Neither the Company nor any Subsidiary has any adjudicated or outstanding (including settlements), but unpaid, Liabilities for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Business, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s and each Subsidiary’s use of any product, device, process or service used in the Business as previously conducted, currently conducted, and as proposed by the Company to be conducted and each Subsidiary, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company and any Subsidiary conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. Neither the Company nor any Subsidiary has been sued in any Legal Proceeding or received any written communications (including any third party reports by users) alleging that the Company or any Subsidiary has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company-Owned Intellectual Property or Company Product, or to the knowledge of the Company, any Company Intellectual Property, is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property. Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property Rights.
(ii)    To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.
(k)    Licenses; Agreements.
(i)    Neither the Company nor any Subsidiary has granted any options, licenses or agreements (or is bound by or a party to any Contract with respect thereto) of any kind relating to any Company-Owned Intellectual Property except for nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business (copies of the forms of which have been provided to Buyer).

(ii)    Neither the Company nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.
(l)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)    each such agreement is valid and subsisting and has, where required, been duly recorded or registered;
(ii)    neither the Company nor any Subsidiary is (nor will they be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s and any Subsidiary’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;
(iii)    to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(iv)    at and after the Closing, the Company (as a wholly owned subsidiary of Buyer) will be permitted to exercise all of the Company’s and each Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay;
(v)    to the knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder;
(vi)    no Company Intellectual Property Agreement requires the Company or any Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(vii)    none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(viii)    none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;
(ix)    excluding “shrink wrap” and similar generally available commercial end-user licenses to software or services, the Company and each Subsidiary has obtained valid, written, perpetual, non-terminable (other than for cause) licenses to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products; and
(x)    no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary.
(m)    Non-Contravention. None of the execution and performance of this Agreement nor the consummation of the Transactions will result in: (i) Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer or any of its Affiliates other than Company Intellectual Property, (ii) Buyer or any of its Affiliates (other than the Company), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.
(n)    Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)    Open Source Software. Schedule 2.10(o) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company and each Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company or any Subsidiary with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(p)    Information Technology.

(i)    Status. The diagram set forth in Schedule 2.10(p)(i) of the Company Disclosure Letter is an accurate depiction of the high-level architecture of the information and communications technology infrastructure and systems that is or has been used in the Business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The ICT Infrastructure (including its operation and maintenance) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Company and each Subsidiary immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Buyer. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) except as would not have a Material Adverse Effect, in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.
(ii)    No Faults. To the knowledge of the Company, neither the Company nor any Subsidiary has experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
(iii)    ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company or any Subsidiary or to the knowledge of the Company, any other Person, and neither the Company nor any Subsidiary (A) has waived any breach thereof by any other Person, (B) has received any notice of termination of any such Contract and (C) has knowledge of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company and/or any Subsidiary, as applicable (other than termination on notice in accordance with the terms of such Contract).
(q)    Privacy and Personal Data.
(i)    The Company’s and each Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company and each Subsidiary has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company or any Subsidiary and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). The execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Buyer and such copies are true, correct and complete.
(ii)    The Company and each Subsidiary has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company and each Subsidiary and its data processors have taken commercially reasonable steps to ensure the reliability of its employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.
(iii)    No breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Entity of a data security breach or security incident.
(iv)    Neither the Company nor any Subsidiary has received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. Neither the Company nor any Subsidiary has not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.
(v)    Schedule 2.10(q)(v) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company and any Subsidiary under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data.
(vi)    Where the Company or any Subsidiary uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are compliant with the Company’s and any Subsidiary’s obligations under Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company or any Subsidiary and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to Buyer true, correct and complete copies of all such Contracts. To the knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or any Subsidiary.

(vii)    Schedule 2.10(q)(vii) of the Company Disclosure Letter contains an accurate description of the Company’s collection, handling, and security policies applicable to the Company Data.
(viii)    All data that the Company or any Subsidiary obtains from a third party pursuant to a data license contract with a third party (“Company-Licensed Data”) is used pursuant to and in conformity with the terms and conditions of such data license contract. A complete and accurate list of all such data license contracts is attached as Schedule 2.10(q)(viii) of the Company Disclosure Letter. All Company Data that is not Company-Owned Data is Company-Licensed Data. All data used in the Business is either Company-Owned Data or Company-Licensed Data.
(ix)    The Company and the Subsidiaries are the owners of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(q)(ix) of the Company Disclosure Letter, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Buyer).
(x)    Neither the Company nor any Subsidiary Processes the Personal Data of any natural Person under the age of 13.
(xi)    Neither the Company nor any Subsidiary has ever directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.
(r)    Company Websites. To the knowledge of the Company, no domain names have been registered by any Person that are confusingly similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over such Websites comply with Applicable Law in any applicable jurisdiction.
(s)    Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Applicable Law in any other jurisdiction in which the Company conducts the Business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Applicable Law.
2.11    Taxes.
(a)    The Company and each Subsidiary has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any Subsidiary.

(b)    The Company has delivered to Buyer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and each Subsidiary.
(c)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.
(d)    There is (i) no pending audit of, or Tax controversy involving, the Company or any Subsidiary that is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(e)    Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company and each Subsidiary does not have any Liability or potential Liability to another party under any such agreement.
(f)    The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.
(g)    Neither the Company nor any Subsidiary has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(h)    Neither the Company nor any predecessor of the Company nor any Subsidiary is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company, any predecessor of the Company or any Subsidiary was not the ultimate parent corporation.
(i)    Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.
(j)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, any method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.
(k)    Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(l)    Neither the Company nor any Subsidiary has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(m)    Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(n)    The Company has provided to Buyer all documentation relating to any applicable Tax holidays or incentives. The Company and each Subsidiary is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions pursuant to this Agreement.
(o)    Neither the Company nor any Subsidiary is, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.
(p)    Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions pursuant to this Agreement.
(q)    Neither the Company nor any Subsidiary owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) (other than TCSI), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company or any Subsidiary.
(r)    The Company has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.
Notwithstanding anything to the contrary in this Agreement, this Section 2.11 and Section 2.12 are the sole representations and warranties of the Company with respect to Tax matters, and the provisions of this Section 2.11 or Section 2.12 (other than Sections 2.11(e), (h), (j) and (o)) shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 9.1(a)(v).
2.12    Employee Matters.
(a)    Neither the Company nor any Subsidiary sponsors or maintains any self-funded employee welfare benefit plan, including any plan to which a stop-loss policy applies. The Company has made available to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents, which could result in Liabilities for the Company or Buyer (including trust documents, insurance policies or Contracts, and summary plan descriptions) and has, with respect to each Company Employee Plan that is subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) reporting requirements, provided to Buyer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has provided to Buyer a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that has caused or would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.
(b)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state or provincial law and the Company and each Subsidiary has complied with the requirements of COBRA. There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. None of the Company, any Subsidiary and any of their respective ERISA Affiliates is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan as required by applicable accounting standards for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company or any Subsidiary after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, each Subsidiary and each of the ERISA Affiliates have made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA or Canadian federal or provincial pension standards legislation as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA, an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or a “registered pension plan” as that term is defined under the Income Tax Act (Canada), in each case in all material respects, the Company and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or Canada Revenue Agency.
(c)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(d)    Neither the Company nor any current or former Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever in the past six years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Company Employee Plan is a Defined Benefit Plan.
(e)    Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has in the past six years made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code, or any Canadian Multi-Employer Plan.
(f)    No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of the any jurisdiction outside of the United States.
(g)    The Company and each Subsidiary is in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. The Company is not engaged in any unfair labor practice.
(h)    Neither the Company nor any Subsidiary is liable for any arrears of wages, compensation, penalties or other sums for failure to comply with Applicable Law. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants (other than for the current payroll period to be paid in the ordinary course). Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.
(i)    The Company has provided to Buyer true, correct and complete copies of each of the following (in each case to the extent the applicable form was used for one or more agreements currently in effect or pursuant to which the Company or any Subsidiary has or may have any Liability): (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of the Company.
(j)    Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. Neither the Company nor, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been dismissed in the 12 months immediately preceding the Agreement Date.
(k)    Schedule 2.12(k) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company and each Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice). Except as set forth on Schedule 2.12(k) of the Company Disclosure Letter, the employment of each of the employees of the Company and each Subsidiary is “at will” (except for non-United States employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, except as required by Applicable Law, neither the Company nor any Subsidiary has, and to the knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Buyer following the Effective Time.

(l)    Schedule 2.12(l)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement, a true, correct and complete list of all officers and employees of the Company and each Subsidiary, showing each such individual’s name, position, work location, immigration or visa status, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year and any severance or termination payment (in cash or otherwise) to which any employee could be entitled pursuant to any agreement between the Company or TCSI on one hand and a Company Employee on the other hand. Schedule 2.12(l)(ii) of the Company Disclosure Letter sets forth the additional following information for each of its international employees: city/country of employment, date of hire, manager’s name and work location. Schedule 2.12(l)(iii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual. Schedule 2.12(l)(iv) of the Company Disclosure Letter sets forth a list of all employees whose employment has been terminated within 90 days preceding the date hereof.
(m)    The Company and each Subsidiary is in compliance in all material respects with the Warn Act, or any similar state or local law. In the past two years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary and (iii) neither the Company nor any Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(n)    Each Company Employee Plan that is a health plan in the United States is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.
(o)    None of the execution, delivery and performance of this Agreement or the consummation of the Transactions (together with any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, supplemental, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any current or former employee, director, independent contractor or consultant, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (vi) result in or require the payment of any parachute payment to current or former employee, director, independent contractor or consultant.
(p)    Schedule 2.12(p) of the Company Disclosure Letter sets forth whether any service provider of the Company or any Subsidiary works pursuant to a work authorization, visa, or work permission, and the specific terms thereof, including expiration dates. The Company has obtained and maintains evidence of Forms I-9 in respect of each service provider in the United States and is in compliance with all applicable immigration laws.
2.13    Interested-Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the other employees of the Company, any Subsidiary and Seller, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets are bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Seller under Applicable Law.
2.14    Insurance. Seller maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made relating to the Company under such policies and bonds since inception. The Company has provided to Buyer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Seller is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.15    Books and Records. The Company has provided to Buyer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter (except to the extent that certain documents provided to Buyer as of the date of this Agreement have been redacted for antitrust purposes, which documents are true and correct, but not complete), (ii) the Operating Agreement or equivalent organizational or governing documents of the Company and each Subsidiary, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents and actions of the manager and the sole member of the Company, including any presentations and written materials provided thereto in connection with such proceedings, consents and actions and (iv) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any Subsidiary and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided to Buyer contain a true, correct and complete summary of all meetings of the Company manager, of the Company member and of the directors and shareholders of each Subsidiary or actions by written consent or resolution since the time of incorporation of the Company or any Subsidiary through the Agreement Date. The books, records and accounts of the Company and each Subsidiary (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company or any Subsidiary and (D) accurately and fairly reflect the basis for the Financial Statements.

2.16    Material Contracts.
(a)    Schedules 2.16(a)(i) through (xxiv) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Subsidiary is a party that are in effect on the Agreement Date (such Contracts, including if entered into on or after the Agreement Date and prior to the Closing, the “Material Contracts”):
(i)    any Contract with a Significant Customer;
(ii)    any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company or any Subsidiary;
(iii)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;
(iv)    any separation agreement or severance agreement with any current or former employees under which the Company or any Subsidiary has any actual or potential Liability;
(v)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property or (C) that limits or would limit the freedom of the Company or any Subsidiary or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;
(vi)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or any Subsidiary or otherwise seeking to influence or exercise control over the Company or any Subsidiary;
(vii)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;
(viii)    any license, sublicense or other Contract to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property Rights, except for customary nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Buyer;
(ix)    any license, sublicense or other Contract pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property Rights, except for customary nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Buyer;
(x)    any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
(xi)    any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any Subsidiary (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s or any Subsidiary’s standard form of agreement, copies of which have been provided to Buyer);
(xii)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practice;
(xiii)    any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;
(xiv)    any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company or any Subsidiary, except for nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Buyer and other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $5,000 or less;
(xv)    any settlement agreement with respect to any Legal Proceeding;
(xvi)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;
(xvii)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any membership interests of the Company or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter;
(xviii)    any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xix)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xx)    any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
(xxi)    any Contract for capital expenditures in excess of $50,000 in the aggregate;
(xxii)    any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $50,000 per annum;
(xxiii)    any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and
(xxiv)    any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).
(b)    All Material Contracts are in written form. The Company and each Subsidiary have performed all of the obligations required to be performed by them and are entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract, except for such defaults that are not material under the terms of such Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company and nor any Subsidiary has any Liability for renegotiation of Government Contracts. True, correct and complete copies of all Material Contracts have been provided to Buyer at least three Business Days prior to the Agreement Date.
2.17    Anti-Corruption Law.
(a)    Neither the Company nor any Subsidiary or any of their managers, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any

Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b)    The Company and each Subsidiary (i) has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Company and each Subsidiary relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) neither the Company nor any Subsidiary has established or maintained a secret or unrecorded fund or account.
(c)    Neither the Company nor any Subsidiary or any of their managers or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.
2.18    Environmental, Health and Safety Matters.
(a)    The Company and each Subsidiary is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any Subsidiary are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any Subsidiary has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or any Subsidiary with respect to Environmental, Health and Safety Requirements.
2.19    Export Control Laws. The Company and each Subsidiary has in all material respects conducted its export transactions in accordance with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company or any Subsidiary conducts business. Without limiting the foregoing: (i) the Company and each Subsidiary has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company and each Subsidiary is in material compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, (iv) to the knowledge of the Company, there are no actions, conditions or presently existing circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would constitute a reasonable basis for any future claims and (v) no Export Approvals for the transfer of export licenses to Buyer are required, except for such Export Approvals that can be obtained expeditiously and without material cost.
2.20    Customers. Neither the Company nor any Subsidiary has any outstanding material disputes concerning any Company Products with any customer or distributor who, for the year ended December 31, 2016 or the five months ended May 31, 2017, was one of the 35 largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and the Company has not received notice of any material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.20 of the Company Disclosure Letter. As of the date hereof, neither the Company nor any Subsidiary has received any notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any Subsidiary after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Subsidiary. Neither the Company nor any Subsidiary has had any Company Products returned by a purchaser thereof except for customary warranty returns consistent with past history that would not result in a reversal of any revenue by the Company or any Subsidiary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1    Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller is not in violation of any of the provisions of its articles or certificate of incorporation or certificate of formation, as applicable, or bylaws, operating agreement or equivalent organizational or governing documents.
3.2    Authority; Non-contravention.
(a)    Seller has all requisite corporate power and authority to enter into this Agreement, the Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Seller enforceable against Seller, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement and the Transaction Documents by Seller does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Seller, in each case as amended to date, and each in full force and effect on the date hereof or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Seller’s ability to consummate the Transactions and perform its obligations under this Agreement.
(c)    Except for such filings and notifications as may be required to be made by Seller in connection with the Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws and except as required by applicable federal and state securities laws and the rules of NYSE, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Seller to consummate the Transactions.
3.3    Litigation. As of the date hereof, there is no Legal Proceeding pending, or to the knowledge of Seller, threatened against Seller or its Subsidiaries that in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represent and warrant to Seller and the Company as follows:
4.1    Organization and Standing. Each of Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer is not in violation of any of the provisions of its articles or certificate of incorporation or certificate of formation, as applicable, or bylaws, operating agreement or equivalent organizational or governing documents.
4.2    Authority; Non-contravention.
(a)    Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement and the Transaction Documents by Buyer does not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Buyer, in each case as amended to date, and each in full force and effect on the date hereof or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Buyer’s ability to consummate the Transactions and perform their respective obligations under this Agreement.
(c)    Except for such filings and notifications as may be required to be made by Buyer in connection with the Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws and except as required by applicable federal and state securities laws and the rules of NYSE, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Buyer to consummate the Transactions.
4.3    Financing Commitment. Attached hereto as Exhibit C-1 is a true, correct and complete copy of an executed secured debt financing proposal letter, dated June 1, 2017, together with all exhibits and schedules and all amendments, supplements and modifications thereto (collectively, the “Debt Financing Proposal Letter”), pursuant to which the lender has agreed to arrange, subject to (and only to) the terms and conditions set forth therein, for the commitment of certain lenders to lend the amounts set forth therein for, among other things, the purposes of financing the Transactions to the extent set forth therein (the “Debt Financing”). Attached hereto as Exhibit C-2 through C-8 are true, correct and complete copies of the equity commitment letter, each dated as of June 6, 2017 between Buyer and each proposed equity investor (together, the “Equity Financing Commitment” and, together with the Debt Financing Proposal Letter, the “Financing Commitments”), pursuant to which the investor party thereto has committed, subject to (and only to) the terms and conditions set forth therein, to invest the amount set forth therein to purchase equity interests of Buyer (the “Equity Financing” and together with the Debt Financing, the “Financing”).
4.4    Litigation. As of the date hereof, there is no Legal Proceeding pending, or to the knowledge of Buyer, threatened against Buyer or its respective subsidiaries that in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Transactions.
4.5    Financial Statements and Related Information.
(a)    Buyer has made available to Parent the following financial statements and notes (collectively, the “Buyer Financial Statements”): (i) the audited balance sheet of Buyer as of December 31, 2015 and December 31, 2016, and the related audited statement of income, statement of stockholders’ equity and statement of cash flows for the years then ended, together with the notes thereto; and (ii) the unaudited balance sheet of Buyer as of April 30, 2017 (the “Buyer Unaudited Interim Balance Sheet”), and the related unaudited statement of income, statement of stockholders’ equity and statement of cash flows for the four–months then ended.
(b)    The Buyer Financial Statements present fairly the financial position of Buyer as of the respective dates thereof and the results of operations and cash flows of Buyer for the periods covered thereby. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.
(c)    The books, records and accounts of Buyer accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of Buyer. Buyer has taken and currently takes all actions necessary to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

ARTICLE V
CONDUCT PRIOR TO THE CLOSING
5.1    Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and Closing, Seller shall cause the Company and each Subsidiary to:
(a)    conduct the Business in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer) and in compliance with Applicable Law;
(b)    (i) pay and perform all of its undisputed debts and other obligations (including Taxes, except for Taxes that are the subject of a voluntary disclosure request, that are otherwise being contested in good faith by appropriate proceedings or for which reserves have been established in accordance with GAAP) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(c)    assure that each of its Contracts (other than with Buyer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Buyer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    maintain each of its leased premises in accordance with the terms of the applicable lease;
(e)    promptly notify Buyer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(f)    promptly notify Buyer of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Buyer (following the Closing) or the Company;
(g)    promptly notify Buyer of any inaccuracy in or breach of any representation, warranty or covenant of the Company herein; and
(h)    to the extent not otherwise required by this Section 5.1, promptly notify Buyer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VII not to be satisfied.

5.2    Restrictions on Conduct of the Business. Without limiting the generality or effect of the Section 5.1, except as expressly set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not do, cause or permit (and the Seller shall cause the Company and any Subsidiary not to do) any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed):
(a)    Charter Documents. Cause, propose or permit any amendments to (i) the Operating Agreement or equivalent organizational or governing documents or (ii) the organizational or governing documents of any Subsidiary;
(b)    Merger, Reorganization. Merge, amalgamate or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    Dividends; Changes in Capitalization. Split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
(d)    Material Contracts. Enter into, amend or materially modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, (B) other material Contract or (C) Contract requiring a novation or consent in connection with the Transactions; provided that this Section 5.2(d) shall not require the Company to seek or obtain Buyer’s consent in order to enter into, in the ordinary course of business consistent with past practice, a Material Contract that would (if entered into, amended or modified prior to the Agreement Date) have been required to be disclosed under Schedule 2.16(a)(i) of the Company Disclosure Letter;
(e)    Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests;
(f)    Employees; Consultants; Independent Contractors. (i) Hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any officer or senior-level employee of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new managers;
(g)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)    Intellectual Property. Except as contemplated by this Agreement or the Transaction Documents, transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property, other than as related to sales and nonexclusive licenses of Company Products or Third-Party Intellectual Property in the ordinary course of business consistent with past practice, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);
(i)    Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;
(j)    Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;
(k)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;
(l)    Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
(m)    Insurance. Materially change the amount of, or terminate, any insurance coverage;
(n)    Termination or Waiver. Cancel, release or waive any claims or rights held by the Company or any Subsidiary;
(o)    Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except (A) in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code or the registered status of such plan under the Income Tax Act (Canada), and (B) that Seller may accelerate the vesting of options to purchase Seller common stock held by Company Employees as of the date of this Agreement, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Buyer and are set forth on Schedule 5.2(o) of the Company Disclosure Letter);
(p)    Severance Arrangements. Except as contemplated by this Agreement, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or other benefits, to any Person;

(q)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Buyer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute except for routine, immaterial matters in the ordinary course of business;
(r)    Acquisitions. Acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(s)    Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Buyer prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Buyer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date;
(t)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or the sale of any accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Buyer;
(u)    Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
(v)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(w)    Interested Party Transactions. Except as contemplated by the Agreement, enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;
(x)    Subsidiaries. Take any action that would result in the Company or any Subsidiary forming or having a new Subsidiary;
(y)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $100,000 in the aggregate; and
(z)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 5.2.

5.3    Certain Limitations. Notwithstanding anything to the contrary in this Article V, Buyer and the Company acknowledge and agree that (a) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act and (b) no consent of Buyer shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Applicable Law.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    No Solicitation.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, Seller will not, and Seller will not authorize or permit the Company or any of its or the Company’s Representatives or any Subsidiary to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Company securityholder. The Company will, and will cause its Representatives and each Subsidiary to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.1 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.1.
(b)    Seller shall immediately (but in any event, within 24 hours) notify Buyer orally and in writing after receipt by Seller or the Company (or, to the knowledge of Seller, by any of the Seller’s or the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons considering making or that has made an Acquisition Proposal other than Buyer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Buyer informed on a reasonably current basis of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Seller’s Board of Directors) of any meeting of the Seller’s Board of Directors at which the Seller’s Board of Directors is reasonably expected to discuss any Acquisition Proposal.
(c)    The Company and Seller agree to consent to the assignment to Buyer of the Pandora Media, Inc. Non-Competition Agreements with Andrew Dreskin and Tom Ewald, respectively, dated October 7, 2015 (the “Non-Competition Agreements”) from each of Andrew Dreskin and Tom Ewald.
6.2    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Buyer and Seller have previously executed a non-disclosure agreement, dated as of March 7, 2016 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of NYSE.
(b)    Neither Buyer nor Seller shall issue any press release or other public communications relating to the terms of this Agreement or the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to the other party prior to any such disclosure). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Seller may make such public communications regarding this Agreement or the Transactions as Seller may determine is reasonably appropriate.
6.3    Reasonable Best Efforts; Regulatory Approvals.
(a)    Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.
(b)    Buyer and Seller shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required (i) as promptly as practicable after the Agreement Date, but in no event later than the 10th Business Day after the date of this Agreement, under the HSR Act or (ii) as promptly as practicable after the Agreement Date under any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Entity, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Buyer may reasonably request to be made, in connection with the consummation of the Transactions. Buyer and Seller shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations.
(c)    Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that Buyer shall not have any obligation: (i) to litigate or contest any Legal Proceeding challenging any of the Transactions as violative of any Antitrust Law; or (ii) to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for the (A) sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Buyer or any of its Affiliates or of the Company, or (B) imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own their respective assets, in the case of (A) and (B), that, in the aggregate, would have, or would be reasonably likely to have, an impact of more than $20,000,000 on the aggregate annual revenues of Buyer, the Company and TCSI, taken as a whole after giving effect to the purchase of the Membership Interests of the Company by Buyer pursuant to this Agreement.
(d)    Each of Buyer and Seller shall promptly inform the other of any material communication between such party and any Governmental Entity regarding any of the Transactions. If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Buyer shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If Seller or any Affiliate of Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Seller shall make or cause to be made, a response in compliance with such request. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions. Notwithstanding the preceding sentence, Buyer will have ultimate control over the strategy for facilitating the expiration or termination of the HSR Act waiting period and otherwise obtaining all applicable merger control clearances under the HSR Act or any other applicable Antitrust Laws. In addition, except as may be prohibited by any Governmental Entity or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, outside counsel to each party hereto will consult the other party in advance, if at all practicable, and, to the extent practicable, permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding. Buyer and Seller will, if at all practicable, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding, and will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities, with respect to the Transactions; provided that to the extent any of the documents or information are commercially or competitively sensitive, Buyer or Seller, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client (although such antitrust counsel may use such documents and information in advocating on behalf of its client with any governmental antitrust authority).
6.4    Third-Party Consents; Notices.

(a)    Seller and the Company shall use reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).
(b)    Seller shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.
6.5    Litigation. Seller shall (i) notify Buyer in writing promptly after learning of any Legal Proceeding initiated by or against the Company or any Subsidiary, or known by Seller to be threatened against the Company or any Subsidiary (a “New Litigation Claim”), (ii) notify Buyer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.
6.6    Access to Information.
(a)    Subject to compliance with Applicable Law, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) Seller shall afford Buyer and its Representatives reasonable access during business hours to (A) the Company’s and each Subsidiary’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company and each Subsidiary as Buyer may reasonably request and (ii) Seller shall provide to Buyer and its Representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements, and (B) to the extent within the Company’s or TCSI’s possession, Tax Returns, Tax elections and all other records and workpapers relating to Taxes. For the avoidance of doubt, nothing in this paragraph shall be construed to require Seller to make available its income Tax Returns (or any other information relating to its Taxes that it deems confidential) for the affiliated or consolidated group the parent of which is the Seller to Buyer or any other Person, but Seller shall be required to provide any available pro forma income Tax Returns of the Company or any Subsidiary with respect to such affiliated or consolidated group.
(b)    Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to time as reasonably requested by Buyer with one or more Representatives of Buyer to discuss any material changes or developments in the operational matters of Seller and the general status of the ongoing operations of Seller.
(c)    No information or knowledge obtained by Buyer during the pendency of the Transactions in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
(d)    Within five Business Days following the Agreement Date, Seller shall deliver to Buyer one or more DVDs or other digital media evidencing the documents that were made available, which shall indicate, for each document, the date that such document was first uploaded to the data room.
6.7    Expenses; Company Debt. Whether or not the Transaction is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense; provided that the fees and expenses of the

Reviewing Accountant, if any, shall be allocated as provided in Section 1.4(g). Prior to Closing, Seller shall repay or cause to be repaid all Company Debt.
6.8    Certain Closing Certificates and Documents. The Company shall prepare and deliver to Buyer a draft of each of the Company Closing Net Working Capital Certificate not later than five Business Days prior to the Closing Date and a final version of the Company Closing Net Working Capital Certificate to Buyer not later than three Business Days prior to the Closing Date. In the event that Buyer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Net Working Capital Certificate, Buyer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 6.8. Without limiting the foregoing or Section 6.6, the Company shall provide to Buyer, together with the Company Closing Net Working Capital Certificate, such supporting documentation, information and calculations as are reasonably necessary for Buyer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Net Working Capital Certificate.
6.9    Manager’s and Officers’ Indemnification and Insurance.
(a)    All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the Transactions) existing as of the date hereof in favor of the current or former manager, directors, officers and employees of the Company or any Subsidiary of the Company, as provided in the Operating Agreement or their respective certificate of incorporation and bylaws (or similar organizational documents) or the indemnification agreements of any of the Company or any Subsidiary of the Company listed on Schedule 6.9 of the Company Disclosure Letter and made available to Buyer prior to the date hereof, and pursuant to Applicable Law, shall survive the Transactions and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Closing; provided that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims. Notwithstanding the foregoing, the obligations of Buyer, or its respective successors (i) shall be subject to any limitation imposed by Applicable Law and (ii) shall not be deemed to release any Indemnitee hereunder who is also an officer, director or manager of the Company or its Subsidiaries from his or her obligations pursuant to this Agreement or any applicable indemnification agreement. Any repeal or modification of the aforementioned provisions of the Operating Agreement (or the equivalent organizational documents of the Company’s Subsidiaries) shall not adversely affect any right or protection of the manager, directors or officers of the Company or any of its Subsidiaries existing as of or prior to the Closing, or increase the liability of any manager, director or officer of the Company or any of its Subsidiaries with respect to acts or omissions of any such manager, director or officer occurring prior to or at the Closing.
(b)    The provisions of this Section 6.9 shall survive the consummation of the Transactions and are intended to be for the benefit of, and enforceable by, each party indemnified pursuant to this Section 6.9 (or as otherwise referenced in this Section 6.9) and his or her successors.
(c)    Prior to the Closing, Seller shall purchase a prepaid “tail” policy on the current managers’ and officers’ liability insurance policy of the Company for a period of six years from the Closing and in a form and on terms reasonably acceptable to Buyer with coverage of six years; provided, however, that Seller shall not be required to pay any amount under this Section 6.9(c) in excess of $100,000.
6.10    Tax Matters.

(a)    Tax Returns. All Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date for any taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) will be prepared and filed (or will be caused to be prepared and filed) by Buyer. Buyer shall prepare such Tax Returns in a manner consistent with past practice, except to the extent required by Applicable Law. With respect to any such Tax Returns that are income Tax Returns, Buyer shall provide such Tax Return to the Seller for its review and approval (not to be unreasonably withheld, conditioned or delayed) at least 15 Business Days prior to the due date therefor. Any Tax deductions arising out of the payment of unpaid Transaction expenses or from other costs and expenses incurred by or with respect to the Company or TCSI in connection with the transactions contemplated by this Agreement shall be allocated to the Tax Returns that are filed by or with respect to the Company or TCSI for Taxable periods (or portions thereof) that end on or before the Closing Date (or if applicable, to a prior Taxable period) to the maximum extent permitted by Law. This Section 6.10(a) shall not apply to any Tax Return which constitutes a Voluntary Disclosure Filing.
(b)    Tax Contests. Buyer shall notify the Seller in writing upon receipt by Buyer of any written notice from a Governmental Entity of an audit, contest, examination, litigation or other controversy with respect to Taxes of the Company or any of its Subsidiaries which may give rise to a claim for Taxes for which the Seller may have an indemnification obligation (each, a “Tax Contest”); provided that any failure by Buyer to so notify the Seller shall not relieve the Seller of its indemnification obligations hereunder unless and to the extent that the Seller is materially and adversely prejudiced thereby. The Seller, at its own expense, shall be permitted to participate in, but not control, any Tax Contest and Buyer shall not settle or otherwise compromise any Tax Contest if such settlement or compromise would result in an indemnification obligation of the Seller without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. This Section 6.10(b) shall not apply to any Tax Contest which constitutes a Voluntary Disclosure Filing.
(c)    Negative Tax Covenant. Subject to Section 6.10(i), Buyer shall not (or shall not cause or permit the Company or TCSI to) make or change any Tax election or amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return of the Company or TCSI with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period or, except as expressly contemplated under this Agreement, take any other action outside the ordinary course of business that would increase any Tax liability or reduce any Tax benefit in respect of any taxable year or period ending on or before the Closing Date or any Straddle Period without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.
(d)    Tax Refunds. Seller shall be entitled to, and Buyer shall forward to Seller, any Tax refunds (including any interest paid by a Governmental Entity thereon) or Tax credits for overpayment in lieu thereof of the Company or TCSI attributable to Taxable periods (or portions thereof) ending before the Closing Date that are received by Buyer or its Affiliates (including the Company or TCSI); provided, however, that Seller shall not be entitled to any such refunds and/or credits (i) that results from the carryback to a Pre-Closing Tax Period of any Tax attribute of the Buyer, Company or TCSI created in a taxable period (or portion thereof) beginning after the Closing Date or (ii) to the extent such Tax refund is a refund of Taxes which were not actually paid by the Company or TCSI on or prior to the Closing Date or the Seller after the Closing Date. In the event any such refund and/or credit is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 6.10(d) by a Tax Authority, the Seller shall return upon request of Buyer such excess to Buyer.
(e)    Transfer Taxes. All transfer (documentary or otherwise), gains, value added, stamp, recording, registration, filing and conveyance Taxes, and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by 50% by Buyer and 50% by Seller.
(f)    Cooperation. Seller and Buyer shall (and shall cause their respective Affiliates to): (i) assist each other in preparing any Tax Returns or Voluntary Disclosure Filings which such other party is responsible for preparing and filing; (ii) timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish any available exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes, (iii) cooperate fully in preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of the Company and TCSI; (iv) make available to the other party and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and TCSI; (v) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Company or TCSI for any Taxable period for which the other party is responsible for preparing and filing Tax Returns; and (vi) furnish the other party with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such Taxable period.
(g)    Intent. The parties hereto (and their Affiliates) intend that the Transaction shall be treated as a sale (by Seller) of all of the assets of the Company (to Buyer) for U.S. federal income (and other applicable income) Tax purposes and will report the Transaction consistently therewith, including on all Tax Returns. The parties hereto (and their Affiliates) agree not to take any position inconsistent with such treatment unless required by Applicable Law.
(h)    Allocation of Purchase Price. Within 60 days following the Closing, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 6.10(h), any assumed liabilities, other consideration paid to Seller or other relevant items) for the assets of Company among such assets for Seller’s review and approval (such approval not to be unreasonably withheld). If Buyer and Seller cannot agree with respect to any disputes with respect to the Allocation Schedule, any such disputes shall be resolved by an accounting firm acceptable to both Seller and Buyer in a manner consistent with the procedures set forth in Section 6.10(i). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule, as such Allocation Schedule has been agreed upon by Buyer and Seller. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.
(i)    Voluntary Disclosure Agreements. After the Closing Date, the Company and its Subsidiaries shall, at the direction of the Buyer, be permitted to initiate, control and settle or otherwise compromise all voluntary disclosure agreements, initiatives and similar processes, including the filing and/or amendment of any Tax Returns or agreements, for the mitigation of any Liability for sales and use Taxes (and any similar or equivalent Taxes) in all applicable state and local jurisdictions (collectively, the “Voluntary Disclosure Filings”). Buyer agrees that it shall use good faith, commercially reasonable efforts to minimize the liability for such Taxes in the preparation, filing, negotiation and settlement of such Voluntary Disclosure Filings. The Seller agrees that it shall not be permitted to contact any venue, customer or former customer of the Company and its Subsidiaries with respect to any sales, use or similar Tax matters, except with the prior written consent of the Buyer. Not less than fifteen (15) Business Days prior to the filing of each Voluntary Disclosure Filing, Buyer shall provide Seller with a draft copy of such Voluntary Disclosure Filing for Seller’s review, and Buyer shall consider in good faith any comments to such Voluntary Disclosure Filing provided by Seller prior to filing. If Seller and Buyer do not agree with respect to the amount of Tax liability reflected in any Voluntary Disclosure Filing, and Seller and Buyer cannot mutually agree to continue their efforts to resolve such differences, Seller and Buyer shall engage an accounting firm acceptable to both Seller and Buyer to review the matters in dispute with respect to such Voluntary Disclosure Filing. Seller and Buyer shall each be entitled to make a presentation to the accounting firm within ten (10) Business Days after the engagement of the accounting firm, pursuant to procedures to be agreed to among Seller, Buyer and the accounting firm (or, if they cannot agree on such procedures, pursuant to procedures determined by the accounting firm), regarding their respective positions relating to such matters in dispute. After such review, the accounting firm shall promptly (and in any event within sixty (60) Business Days following its engagement) determine in writing the resolution of such disputed matters, which written determination shall be final and binding on the parties hereto. The cost of such review shall be paid one-half by Seller and one-half by Buyer. In the event of any conflict between Section 6.10(a), Section 6.10(b), Section 6.10(c) or Section 9.6 and this Section 6.10(i), this Section 6.10(i) shall control.
(j)    Section 338(g) Election. Seller and Buyer agree that Buyer shall not make nor cause or permit to be made any election under Section 338(g) of the Code (a “Section 338(g) Election”) with respect to TCSI or any other Subsidiary of the Company that is a foreign corporation within the meaning of Section 7701(a)(5) of the Code in connection with the transactions effected and/or contemplated pursuant to this Agreement unless Seller has consented to such election (such consent shall not be unreasonably withheld); provided that, notwithstanding anything to the contrary contained in this Agreement, (1) all costs (including any Taxes) attributable to a Section 338(g) Election shall be borne solely by Buyer, (2) Seller shall have no indemnity obligation to Buyer or any of its Affiliates from any liability for any costs (including Taxes) attributable to such election, and (3) Buyer shall indemnify and hold harmless Seller, within 10 days after demand therefor, from and against any and all of any increase in Seller’s Tax liability (including any Taxes imposed or asserted on or attributable to amounts payable under this clause) that may result, directly or indirectly, from such an election. In the event such a Section 338(g) Election is made, Buyer shall be responsible for preparing any applicable purchase price allocation for Tax purposes in accordance with Section 6.10(h), and Buyer, each applicable Subsidiary of the Company and the Seller shall each file all Tax Returns, and execute such other documents as may be required by any Governmental Entity, in a manner consistent with such purchase price allocation. Buyer, the Company and its Subsidiaries, and the Seller each agree not to take any position inconsistent with any such Section 338(g) Election or related purchase price allocation.
6.11    Employee Matters.
(a)    Buyer may extend offers of employment to any Company Employees effective as of the Closing Date. Schedule 6.11(a) of the Company Disclosure Letter sets forth the list of current Company Employees as of the date hereof. Subject to Section 5.2(f) hereof, the Company shall be entitled to update Schedule 6.11(a) periodically prior to the Closing Date to reflect any new hires, transfers, resignations and other employment additions and terminations of Company Employees which may have occurred subsequent to the date hereof in the ordinary course of business and shall deliver to Buyer a final version of Schedule 6.11(a) no later than ten (10) Business Days prior to the Closing Date.
(b)    In no event shall any Company Employee be entitled to accrue any benefits under any employee benefit plans of Seller or its Affiliates with respect to services rendered or compensation paid on or after the Closing Date.
(c)    The provisions contained in this Section 6.11 are for the sole benefit of the respective parties hereto and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 6.11 is intended or shall be construed to (i) give any Person (including any Company Employee), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Section 6.11 or any provision contained herein or (ii) establish, amend, or modify any benefit plan, program, agreement or arrangement.
6.12    Employee Non-Solicitation. Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for a period starting on the Closing Date and continuing until the one (1) year anniversary of the Closing Date, contact, solicit or approach for the purpose of offering employment to or other service relationship arrangement with (whether as an employee, consultant, agent, independent contractor or otherwise) any Company Employee during such one (1) year period; provided, however, that the foregoing shall not preclude (i) the hiring by Seller or its Affiliates of any such Company Employee who is applying for employment with Seller or its Affiliates on their own initiative without direct or indirect inducement or encouragement by Seller or Affiliates, (ii) the hiring of any Company Employee whose employment has been terminated by the Company or Buyer, (iii) the hiring of any Company Employee whose employment has been terminated by such Company Employee 180 days from the date of such termination of employment with the Company, or (iv) the solicitation (or employment as a result of the solicitation) of any such Company Employee through (x) public advertisements or general solicitations that are not specifically target at such person(s) or (y) recruiting or search firms retained by Seller or its Affiliates using a database of candidates without targeting any Company Employee, without direction or knowledge on Seller’s or its Affiliates’ behalf. Seller, for itself and on behalf of its Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 6.12 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 6.12 are a material inducement to Buyer’s entering into this Agreement and but for the provisions contained in this Section 6.12 Buyer would not have entered into this Agreement. It is specifically understood and agreed that any breach of the provisions of this Section 6.12 by Seller or its Affiliates will result in irreparable injury to Buyer, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Section 6.12 by Seller and its Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.
6.13    Commercial Agreement. Buyer and Seller shall use reasonable best efforts to negotiate the terms of a commercial agreement addressing the terms set forth in Exhibit D attached hereto (the “Commercial Agreement”); if Seller waives the delivery of the Commercial Agreement from the conditions set forth in Section 7.2(d) prior to the Closing, the covenant in this Section 6.13 shall survive until a Commercial Agreement is entered into or the parties agree that no Commercial Agreement will be entered into.
6.14    Financing.
(a)    Buyer shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable, including using best efforts to: (i) maintain in effect the Financing Commitments in accordance with and subject to the terms and conditions set forth therein, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitments, (iii) satisfy on a timely basis all conditions in the Financing Commitments that are within its control, (iv) upon the satisfaction of the conditions set forth in the Financing Commitments and all conditions herein to Buyer’s obligation to effect the Closing (in each case, other than those that can only be satisfied upon the Closing), consummate the Financing at or prior to the Closing in accordance with and subject to the terms and conditions set forth in the Financing Commitments and (v) at the request of Seller, fully enforce the obligations of the investors and the lenders (and the rights of Buyer) under the Financing Commitments, including the filing of one or more lawsuits against the committing parties to fully enforce such investor’s and lender’s obligations (and the rights of Buyer) thereunder. Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the Financing, including the status of Buyer’s efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Financing Commitments and shall give Seller prompt notice of any event or change that would reasonably be expected to materially and adversely affect the ability of Buyer to timely consummate the Financing. Without limiting the foregoing, Buyer shall give written notice to Seller promptly, and in any event within two Business Days, if at any time: (A) the Financing Commitments shall expire or be terminated for any reason or Buyer becomes aware of a material breach by any party to any Financing Commitments; (B) the receipt, on or prior to the Closing Date, of any written notice or other written communication from any financing source with respect to any actual or potential breach, default, event of default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or pursuant to which the investors or lenders thereunder have indicated that they will not perform their obligations to make the investments or loans and other extensions of credit thereunder at or prior to the Closing; or (C) Buyer otherwise determines that Buyer is unlikely to timely receive the Financing. Prior to the Closing, Buyer shall not agree to any amendment, modification, supplementation, restatement or replacement of, or waiver under, the Financing Commitments in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) without the prior written consent of Seller, except Buyer may amend, modify, supplement, restate or replace the Financing Commitments, in whole or part, if such amendment, modification, supplement, restatement or replacement (1) does not reduce the aggregate amount of the Financing below the Required Amount, (2) does not impose new or additional conditions, or expand or modify any of the existing conditions, to the consummation of the Financing, (3) is not reasonably expected to hinder, materially delay or prevent the Closing, (4) does not make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur in any respect and (5) does not adversely impact the ability of Buyer or Seller to enforce its rights against other parties to the Financing Commitments or the definitive agreements with respect thereto. In the event that all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments (including after giving effect to applicable “market flex” provisions), Buyer shall use best efforts to arrange and obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to pay the Required Amount or otherwise replace the unavailable portion of the Financing promptly following the Financing becoming unavailable; provided, however, that in no event shall such Alternative Financing be subject to any new or additional conditions or other contingencies to the receipt or funding of the alternate financing, as compared to the conditions or other contingencies to the receipt or funding of the Financing under the Financing Commitments as in existence as of the date of this Agreement unless approved in writing by Seller. Buyer shall provide Seller with a copy of commitment letters and fee letters (but the fee letter may be redacted as to economic terms) for any Alternative Financing for its review prior to the execution thereof and of fully executed copies as promptly as practicable following the execution thereof. In the event that any Alternative Financing is obtained in accordance with this Section 6.14(a), references in this Agreement to the Financing shall be deemed to refer to such Alternative Financing (in lieu of the Financing replaced thereby), and if one or more commitment letters, fee letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Financing Commitments and definitive financing agreements in respect of the Financing shall be deemed to refer to such commitment letters, fee letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Buyer pursuant to this Section 6.14(a) shall be applicable thereto to the same extent as Buyer’s obligations with respect to the Financing replaced thereby. Buyer shall provide to Seller copies of all documents relating to the Financing reasonably requested by Seller.

(b)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller agrees, subject to Section 6.2, to use its commercially reasonable efforts to provide, and cause its respective senior management, agents and representatives to use their respective commercially reasonable efforts to provide, such assistance with the Financing as is reasonably requested by Buyer. Notwithstanding anything to the contrary contained in this Section 6.14(b), (i) nothing in this Section 6.14(b) shall require any such cooperation to the extent that it would (A) require Seller, the Company or any of their Subsidiaries or any of their representatives, as applicable, to (1) waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities, (2) commit to take any similar action that is not contingent upon the Closing Date or (3) adopt or approve resolutions or consents to authorize the execution of any documents for the Financing unless the relevant directors or officers will continue in such positions (or similar positions) after the Closing, and in each case, such documents shall not become effective until the Closing or thereafter, (B) unreasonably interfere with the ongoing business or operations of Seller, the Company or any of their Subsidiaries or conflict with the other limitations set forth in Section 6.2, (C) require Seller, the Company or any of their Subsidiaries to take any action that will conflict with or violate any applicable Organizational Documents of Seller, the Company or any of their Subsidiaries or any Applicable Laws or result in a violation or breach of, or default under, any Contract which Seller, the Company or any of their Subsidiaries is a party, (D) result in any officer or director of Seller, the Company or any of their Subsidiaries incurring any personal liability with respect to any matters relating to the Financing or (E) require Seller, the Company or any of their Subsidiaries to enter into any financing or purchase agreement for the Financing that would be effective prior to the Closing Date and (ii) no liability or obligation of Seller, the Company or any of their Subsidiaries or any of their representatives under any agreement entered into in connection with the Financing shall be effective until the Closing Date.
(c)    Buyer shall, within ten (10) days following written request by Seller, reimburse Seller for all reasonable third-party costs incurred by Seller, the Company or any of their Subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless Seller, the Company and any of their Subsidiaries and Affiliates from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by Seller, the Company or any of their Subsidiaries). The obligations of Buyer under this Section 6.14(c) shall survive the termination of this Agreement.
6.15    Board Observer Rights. As long as the Note is outstanding and Seller or its successors own at least 1% on a fully diluted basis of Buyer’s securities, Buyer shall invite a representative of Seller to attend all meetings of Buyer’s board of directors in a non‑voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust pursuant to the provisions of Section 6.2, and to act in a fiduciary manner with respect to, all information so provided; provided, further, that Buyer may withhold any information and to exclude such representative from any materials or meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Buyer and its counsel or result in disclosure of trade secrets or other highly confidential information.

ARTICLE VII
CONDITIONS TO CLOSING

7.1    Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.
(b)    Antitrust Clearance. With respect to the jurisdictions set forth in Schedule 7.1(b), all filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act and other Antitrust Laws with respect to the jurisdictions set forth in Schedule 7.1(b) shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity (the “Antitrust Condition”).
7.2    Additional Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Seller and the Company and may be waived by either Seller or the Company in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by Buyer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Buyer at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Seller and the Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(a).
(c)    Receipt of Consent from Lender. Seller shall have received from JPMorgan Chase Bank, N.A. under that certain Amendment and Restatement Agreement dated as of December 21, 2015 to the Credit Agreement dated as of May 13, 2011, as previously amended and restated as of September 12, 2013 and subsequently amended prior to the date hereof, among Seller, the lenders party thereto and JPMorgan Chase Bank, N.A. (the “Seller Credit Facility”) a consent to (i) waive the covenant set forth in Section 6.05 of the Seller Credit Facility and (ii) release the Company as a Guarantor (as defined therein) under the Seller Credit Facility.
(d)    Receipt of Executed Commercial Agreement. Seller shall have received the Commercial Agreement, duly executed by Buyer.
7.3    Additional Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by Seller and the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Seller and the Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Seller and the Company at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(b) and 1.3(c).
(c)    Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyer’s ownership, conduct or operation of the Business following the Closing shall be in effect, including any Antitrust Limitation, and no Legal Proceeding by any Governmental Entity seeking any of the foregoing, or any Legal Proceeding by any Person seeking to prohibit or limit the consummation of the Transactions, shall be pending or threatened.
(d)    No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Buyer of any material right pertaining to ownership of Equity Interests of the Company.
(e)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

ARTICLE VIII
TERMINATION
8.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned by authorized action taken by the terminating party:
(a)    by mutual written consent duly authorized by Buyer and Seller;
(b)    by either Buyer on the one hand, or Seller on the other hand, by written notice to the other, if the Closing shall not have occurred on or before September 9, 2017 or such other date that Buyer and Seller may agree upon in writing (the “Termination Date”); provided that either Buyer or Seller may, by written notice to the other, extend the Termination Date to December 9, 2017 if, as of September 9, 2017, (A) the Antitrust Condition shall not have been satisfied and (B) all of the other conditions to the Closing set forth in Article VII shall have been satisfied or waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions only need to be capable of being satisfied at the Closing); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)    by either Buyer on the one hand, or Seller on the other hand, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Transactions shall have become final and non-appealable;
(d)    by Buyer, by written notice to Seller, if (i) there shall have been a failure or breach in any material respect of any representation or warranty made by, or Seller or the Company has failed to perform any covenant, agreement or obligation of, Seller or the Company herein in any material respect and such failure or breach or failure to perform, as applicable, is not reasonably capable of being cured on or before the Termination Date or, if curable, shall not have been cured within twenty Business Days after receipt by the Company of written notice thereof and, if not cured within such period and at or prior to the Closing, such failure or breach or failure to perform would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Buyer is then in material breach of this Agreement) or (ii) there shall have been a Material Adverse Effect with respect to the Company that is not reasonably capable of being cured on or before the Termination Date or, if curable, shall not have been cured within twenty Business Days after receipt by the Company of written notice thereof; or
(e)    by Seller, by written notice to Buyer, if there shall have been a failure or breach in any material respect of any representation or warranty made by, or if the Buyer, has failed to perform any covenant, agreement or obligation of Buyer herein in any material respect and such failure or breach or failure to perform, as applicable, is not reasonably capable of being cured on or before the Termination Date or, if curable, shall not have been cured within twenty Business Days after receipt by Buyer of written notice of such failure or breach or failure to perform and, if not cured within such period and at or prior to the Closing, such failure or breach or failure to perform would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Seller and the Company are then in material breach of this Agreement).
8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Buyer, Seller, the Company or their respective officers, directors, stockholders, managers, members or Affiliates; provided that (i) Section 6.2 (Confidentiality; Public Disclosure), Section 6.7 (Expenses), this Section 8.2 (Effect of Termination), Article X (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification.
(a)    Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall, indemnify and hold harmless Buyer and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against any and all losses, Liabilities, damages, claims, fees, lost profits, Taxes, reductions in value (to the extent determined to be a reasonable measure of damages under the circumstances), interest, reasonable costs and expenses, including reasonable out-of-pocket costs of investigation, reasonable defense and fees and expenses of counsel, experts and other professionals (but excluding Sales Tax Expenses), directly or indirectly incurred or sustained (collectively, “Indemnifiable Damages”), arising out of:
(i)    any failure of any representation or warranty made by Seller or the Company herein or in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter) or to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by the Company in any certificate (other than the Company Closing Net Working Capital Certificate) delivered to Buyer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Buyer;
(iii)    any breach of, or default on the part of the Company in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by the Transaction Documents;
(iv)    any inaccuracies in the Company Closing Net Working Capital Certificate;
(v)    any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital; provided, however, that Seller shall not be liable for any Sales Tax Expenses;
(vi)    any matters disclosed on Schedule 9.1(a)(vi); and
(vii)    any fraud or intentional misrepresentation by or on behalf of Seller or the Company.
(b)    Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether a failure in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such failure or breach.
9.2    Indemnifiable Damage Threshold; Other Limitations.
(a)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Sections 9.1(a)(i) or 9.1(a)(ii) (other than claims arising out of, resulting from or in connection with (i) fraud or intentional misrepresentation by or on behalf of Seller or the Company or (ii) any failure of any of the Special Representations (as defined below) to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing

Indemnifiable Damages in an aggregate amount greater than $2,000,000 with respect to claims for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Sections 9.1(a)(i) or 9.1(a)(ii) (the “Basket”) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.
(b)    If the Transaction is consummated, the maximum liability of Seller and the Company under this Agreement for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Sections 9.1(a)(i) or 9.1(a)(ii), except (i) in the case of fraud or intentional misrepresentation by or on behalf of Seller or the Company and (ii) any failure of any of the representations and warranties made by (A) the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capitalization), Section 2.3(a) (Authority; Non-contravention), Section 2.11 (Taxes), or (B) the Company in any certificate delivered to Buyer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections (collectively, the “Special Representations”) to be true and correct as aforesaid, shall equal $20,000,000. From and after the Closing, the indemnification procedures set forth in this Article IX shall represent the sole and exclusive remedy for all claims by the Indemnified Persons in connection with this Agreement and the transactions contemplated hereby; provided that nothing in this Agreement shall limit the right of any Indemnified Person to specific performance or other equitable remedies.
(c)    In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Special Representations to be true and correct as aforesaid or the matters listed in Sections 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v), 9.1(a)(vi) or 9.1(a)(vii) (collectively, “Fundamental Claims”), Seller shall have Liability for the amount of any Indemnifiable Damages resulting therefrom, subject to the limitations herein. Notwithstanding anything to the contrary contained herein, the total liability of Seller for all claims under this Agreement, taken as a whole, other than in the case of fraud or intentional misrepresentation by Seller or the Company (for which total liability shall be uncapped) shall be limited to the Purchase Price.
(d)    Notwithstanding anything to the contrary contained herein, (i) Seller shall not have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Buyer or any other Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 9.1(a), (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to Sections 9.1(a)(i) and 9.1(a)(ii), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto and (iii) if an Indemnified Person’s claim under this Article IX may be properly characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article IX.
(e)    All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the final resolution of the associated claim under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries, except to the extent expressly provided in Section 9.2(f).
(f)    Prior to making any claim for Indemnifiable Damages for any Sales Taxes, the Indemnified Persons agree to use best efforts to obtain recoveries, or provide proof of payment (or lack thereof), from each applicable venue, customer or distributor for such Taxes. For purposes of the foregoing sentence, “best efforts” shall be deemed satisfied by the Indemnified Persons with respect to any particular venue, customer or distributor if an officer of the Buyer certifies in writing to the Seller (and provides evidence reasonably satisfactory to Seller) that the Buyer (or any of its Affiliates, employees or agents) has performed each of the following actions: (1) the Buyer (or any of its Affiliates, employees or agents) shall have requested in writing, at least two times, by certified mail to such venue, customer or distributor a confirmation that the applicable Taxes have not been paid and a recovery payment in the amount of such Taxes, (2) the Buyer (or any of its Affiliates, employees or agents) shall have investigated public records to determine whether the venue, customer or distributor continues to operate as a going concern, and (3) the Buyer (or any of its Affiliates, employees or agents) shall have engaged a third party collection agent to seek recovery of the applicable Taxes from such venue, customer or distributor; provided, however, with respect to such Taxes in excess of $100,000 (determined on a cumulative basis) with respect to any venue, customer or distributor, (i) “best efforts” shall further require that the Buyer and the Seller have consulted in good faith to determine the extent to which additional steps may be appropriate to recover such amounts and the Buyer shall have taken any such additional steps, and (ii) in the event that Buyer and Seller cannot agree on such additional steps, then Buyer shall have the right to make a claim for Indemnifiable Damages for such Taxes and Seller shall have the right in its sole discretion to pursue any additional steps (including litigation) to recover such Taxes at its own expense and solely for its own benefit, and in such event Buyer agrees to cooperate to the extent requested by Seller with respect to such additional steps.  Notwithstanding anything to the contrary in this Agreement, the costs and expenses of performing the steps described in clause (3) and clause (i) of the proviso of the preceding sentence shall be borne 50% by the Buyer and 50% by the Seller (as Indemnifiable Damages).  In addition, the Indemnified Persons agree to consult in good faith with the Seller at the Seller’s request regarding the Indemnified Persons’ efforts to recover any such Taxes, obtain proof of payment, and/or obtain written certifications from such venues, customers or distributors, and shall consider the Seller’s comments with respect to such efforts in good faith. Any amounts recovered from or confirmed to have been paid by any venue, customer or distributor shall not be eligible for recovery as Indemnifiable Damages hereunder.
9.3    Period for Claims. Except as otherwise set forth in this Section 9.3, the period (the “Claims Period”) during which claims may be made (i) for Indemnifiable Damages arising out of, resulting from or in connection with (A) the matters listed in Sections 9.1(a)(i) or 9.1(a)(ii) (other than with respect to any of the Special Representations or the IP Representations) shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 15 months following the Closing Date and (B) any failure of any of the representations and warranties made by the Company in Section 2.10 (Intellectual Property) (the “IP Representations”) shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 18 months following the Closing Date and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including Fundamental Claims and matters listed in Section 9.1(a)(v), shall commence at the Closing and terminate at 11:59 p.m. local time on the expiration of the applicable statute of limitations for such matter. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with matters listed in Section 9.1(a)(vi) or fraud, intentional misrepresentation or willful conduct shall not be limited. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods supersede any applicable statute of limitations that would otherwise apply.

9.4    Claims.
(a)    During the Claims Period, Buyer may deliver to Seller one or more certificates signed by any officer of Buyer (each, a “Claim Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages; provided, that with respect to Indemnifiable Damages related to Sales Taxes, such Indemnified Person has reasonably demonstrated compliance with Section 9.2(f) prior to delivering a Claim Certificate;
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Buyer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Buyer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Buyer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) Seller or the Company are materially prejudiced thereby.
9.5    Resolution of Objections to Claims.
(a)    If Seller does not contest, by written notice to Buyer, any claim or claims by Buyer made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then the principal amount of the Note shall be reduced by an amount equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided, however if the claim or claims set forth in such Claim Certificate relate to the matters listed in Section 9.1(a)(vi), Seller shall instead pay Seller an amount of cash equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
(b)    If Seller objects in writing to any claim or claims by Buyer made in any Claim Certificate within the 30-day period set forth in Section 9.5(a), Buyer and Seller shall attempt in good faith for 45 days after Buyer’s receipt of such written objection to resolve such objection. If Buyer and Seller shall so agree, a joint written instruction setting forth such agreement shall be prepared, signed by both parties. Upon execution of such instruction by both parties, Buyer shall be entitled to reduce the principal amount of the Note by an amount in accordance with such instruction provided, however if the claim or claims set forth in such Claim Certificate relate to the matters listed in Section 9.1(a)(vi), Seller shall instead pay Seller an amount of cash in accordance with such instruction. If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 9.5(b), but in any event upon the expiration of such 45-day period, either Buyer or Seller may bring an arbitration in accordance with the terms of Section 10.12 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto, and Buyer shall be entitled to reduce the principal amount of the Note by an amount in accordance therewith; provided, however if the claim or claims set forth in such Claim Certificate relate to the matters listed in Section 9.1(a)(vi), Seller shall instead pay Seller an amount of cash in accordance with such decision.
(c)    Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
9.6    Third-Party Claims. In the event that Buyer becomes aware of a third-party claim or demand (including a threat in writing of such), or is served with a third-party complaint, counterclaim or cross-claim in litigation (collectively, a “Third-Party Claim”) that Buyer reasonably believes may result in a claim for indemnification under this Agreement, Buyer shall promptly notify Seller in the relevant Claim Certificate (or amendment thereof) of such Third-Party Claim and (subject to any applicable confidentiality or privacy obligations or law) the identity of the person or party asserting such claim or demand; provided that the failure to give prompt notice shall not affect the indemnification provided hereunder except if and to the extent Seller has been actually and materially prejudiced as a result of such failure. Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any claim of privilege relating to any Indemnified Person, and subject to execution by Seller of Buyer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. Seller, shall, at its sole expense, be entitled to participate in any defense of such Third-Party Claim; provided that Buyer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claims. Buyer shall be entitled to settle such Third-Party Claim without the consent of Seller; provided that any settlement of a Third-Party Claim without the consent of Seller shall not be determinative of any indemnification Claim that may be made hereunder resulting from such Third-Party Claim. Notwithstanding anything to the contrary contained herein, if there is a Third-Party claim that if adversely determined would give rise to a right of recovery for Indemnifiable Damages hereunder that is either, (a) not otherwise subject to a settlement or other adjudication that is consented to in writing by Seller or (b) is not otherwise determined to constitute Indemnifiable Damages hereunder, then 50% of any amounts incurred by the Indemnified Persons in defense of such Third-Party Claim, shall be deemed Indemnifiable Damages and shall be borne by the Indemnifying Parties in accordance with this Article VIII and the remaining 50% of such amounts shall be borne by the Indemnified Persons. If there shall be any conflicts between the provisions of this Section 9.6 and Section 6.10(b) (relating to Tax Contests), the provisions of Section 6.10(b) shall control.
9.7    Treatment of Indemnification Payments. Buyer and Seller agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE X
GENERAL PROVISIONS
10.1    Survival of Representations, Warranties and Covenants. If the Transaction is consummated, the representations and warranties made herein, in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the IP Representations will remain operative and in full force and effect until the date that is 18 months following the Closing Date and (ii) the Special Representations will remain operative and in full force and effect until the expiration of the applicable statute of limitations for such matter for claims that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with a failure in such representations or warranties; provided, further, that no right to indemnification pursuant to Article IX in respect of any claim that is set forth in a Claim Certificate delivered to Seller on or prior to the expiration of such representations and warranties shall be affected by such expiration; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article IX or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud or intentional misrepresentation until the expiration of the applicable statute of limitations. If the Transaction is consummated, the representations and warranties made by Buyer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Transaction is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.
10.2    Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring or required to incur such expenses.
10.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)    if to Buyer, to:
Eventbrite, Inc.
155 5th Street, 7th Floor
San Francisco, CA 94103
Attention: Chief Executive Officer
Telephone No.: (415) 813-3236

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Anthony McCusker; Andrew Hill
Facsimile No.: (650) 618-1824
Telephone No.: (650) 752-3100

(ii)    if to Seller, to:
Pandora Media, Inc.
2100 Franklin St. Suite 700
Oakland, CA 94612
Attention: General Counsel
Facsimile No.:  (510) 593-2729
Telephone No.:  (510) 593-2729
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
Attention: Martin A. Wellington
Facsimile No.: (650) 565-7100
Telephone No.: (650) 565-7123

(iii)    if to the Company, to:
Ticketfly, LLC
c/o Pandora Media, Inc.
2100 Franklin St. Suite 700
Oakland, CA 94612
Attention: General Counsel
Facsimile No.:  (510) 593-2729
Telephone No.:  (510) 593-2729

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
Attention: Martin A. Wellington
Facsimile No.: (650) 565-7100
Telephone No.: (650) 565-7123

Any notice given as specified in this Section 10.3 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.
10.4    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,”

“includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Buyer or Seller, that such information, document or material was made available for review and properly indexed by the Company or Seller, respectively, and its Representatives in the virtual data room established by Buyer or Seller, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement, and (ix) references to “fraud”, “intentional misrepresentation”, “willful breach” and words of similar import or meaning shall be read in all cases to include the element of scienter. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
10.5    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.
10.6    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Buyer and Seller may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company, signed by the Company, (II) after the Closing with respect to Seller, signed by Seller and (III) with respect to Buyer, signed by Buyer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

10.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
10.8    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article IX is intended to benefit the Indemnified Persons).
10.9    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Buyer, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
10.10    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.11    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, including Article IX, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 9.2(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
10.12    Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)    IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SAN FRANCISCO, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(b)    Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.12. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
10.13    Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.
10.14    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.15    Ownership of Privilege. The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from the representation of the Company by Sidley Austin LLP

(“Sidley”) prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by Seller, and not the Company, and shall not pass to or be claimed or used by Buyer or the Company. Buyer acknowledges that Sidley has acted as counsel for Seller and that, in the event of any post-Closing matters or disputes between the parties hereto, Seller reasonably anticipates that Sidley will represent it in such matters or disputes. Buyer and the Company consent to Sidley’s representation of Seller in any post-Closing matter or dispute in which the interests of Buyer or the Company, on the one hand, and Seller, on the other hand, are adverse, whether or not such matter or dispute is substantially related to one in which Sidley may have previously advised the Company
[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Buyer, Seller and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

EVENTBRITE, INC.
By:	/s/ Julia Hartz
Name: Title:	Julia Hartz Chief Executive Officer

PANDORA MEDIA, INC.
By:	/s/ Stephen Bené
Name: Title:	Stephen Bené General Counsel and Corporate Secretary

TICKETFLY, LLC
By:	/s/ Jeremy Liegl
Name: Title:	Jeremy Liegl Manager

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

EXHIBIT A
Definitions
As used herein, the following terms shall have the meanings indicated below:
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from Seller, by any Person or Group of a greater than 10% interest (other than pursuant to (A) the exercise of Company Options or Company Warrants that were outstanding as of the Agreement Date or (B) the Conversion Election) in the total outstanding voting securities of the Company and/or any Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets (measured by fair market value) of the Company or any Subsidiary, taken as a whole, in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Law” means, with respect to any Person, any U.S. federal, state, provincial, foreign, local, municipal or other law (including common law and civil law), statute, by-law, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.
“Business” means the business of the Company as currently conducted.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.
“Canadian Multi-Employer Plan” means Canadian Company Employee Plans to which the Company or a Subsidiary is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which are not maintained or administered by the Company or a Subsidiary.
“Cash Purchase Price” means $150,000,000 in cash, plus (i) the Closing Net Working Capital Surplus, if any and less (ii) the Closing Net Working Capital Shortfall, if any.
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital as set forth in the Company Closing Net Working Capital Certificate.
“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital exceeds Closing Net Working Capital Target as set forth in the Company Closing Net Working Capital Certificate.
“Closing Net Working Capital Target” means $7,663,915.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Closing Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of Company Net Working Capital, including (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each element of the Company’s consolidated current assets and (C) an itemized list of each element of the Company’s consolidated total current liabilities.
“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and each Subsidiary, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or financial institutions or otherwise, (ii) all outstanding reimbursement obligations of the Company and each Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any Subsidiary, (iii) all obligations of the Company and each Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (iv) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (v) all obligations of the Company and each Subsidiary, including any contingent payments or obligations, pursuant to purchase agreements or merger agreements (other than this Agreement) to which the Company is a party, and (vi) all guaranties, endorsements, assumptions and other contingent obligations of the Company and each Subsidiary in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (v) appertaining to third parties.
“Company Employee” means each employee of the Company and its Subsidiaries.

“Company Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits, pensions, retirement benefits, or other employee benefits (a) which is sponsored or maintained by the Company or a Subsidiary, or, (b) pursuant to which the Company or any Subsidiary have Liability, but excluding any Canadian statutory plans including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.
“Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing less (ii) the Company’s consolidated total current liabilities as of the Closing, in each case as determined in accordance with GAAP subject to the methodology and exceptions reflected in Schedule A.
“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.
“Defined Benefit Plans” means any Company Employee Plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), excluding any Canadian Multi-Employer Plans.
“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company or any Subsidiary within the meaning of Section 414(b), (c) (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Net Working Capital” means the Company Net Working Capital as finally determined pursuant to Section 1.4.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission, department, bureau, board or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IRS” means the United States Internal Revenue Service.
“Key Employees” shall mean Andrew Dreskin and Tom Ewald.
“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person, and with respect to the Company, in addition to the executive officers of the Company, the Key Employees; provided that any executive officer or Key Employee, as applicable, will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of such executive officer’s or Key Employee’s direct subordinates or reports.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a failure in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, is, or would reasonably be likely to be or become, materially adverse in relation to the financial condition, assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions, (B) changes affecting the industry generally in which such Person operates, (C) changes in GAAP, (D) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (E) changes in Applicable Law or regulatory policies, including any rate or tariff, or (F) any actions taken by the Company as required by the terms and conditions of this Agreement or any failure to take any action as a result of the restrictions set forth in this Agreement (and for which Buyer’s consent had been requested and refused) or any action taken or not taken at the written direction or request of Buyer; provided that in the case of each of clauses (B)-(E) such Effects do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries or geographies in which the Company and each of its Subsidiaries operate).
“Note” means that certain Convertible Subordinated Promissory Note by and between Buyer and Seller in the principal amount of $50,000,000 dated as of the Closing Date in the form attached hereto as Exhibit E, which principal amount may be adjusted from time to time in accordance with this Agreement.
“NYSE” means the New York Stock Exchange or any successor thereto.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of end user agreement (a copy of which has been made available to Buyer), (vii) with respect to Company securities, any restriction on transfer imposed by applicable federal and state securities laws and (viii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extend, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means any natural person or entity, including a company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Taxes” means, any (i) Taxes of the Company or any Subsidiary (including, for the avoidance of doubt, any Sales Taxes) for a Taxable period (or portion thereof) and ending on or prior to the Closing Date, (ii) any Taxes of any other Person for which the Company or any Subsidiary is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date and (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Applicable Law. For clarity, Pre-Closing Taxes includes any payroll Taxes or other Taxes of the Company or any Subsidiary arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date. For purposes of this definition, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending on the day before the Closing Date and the other beginning on the Closing Date; provided, however, that with respect to Taxes of the Company or any Subsidiary that are imposed on a periodic basis and that are payable for a Straddle Period, such Taxes shall (y) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the day before the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (z) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the day before the Closing Date. For purposes of this definition, any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the day before the Closing Date.
“Purchase Price” means (A) the Cash Purchase Price plus (B) the Note.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Required Amount” means an amount of sufficient funds to pay the Purchase Price (and any repayment or refinancing of debt contemplated by the Financing Commitments) and any other amounts required to be paid by Buyer in connection with the consummation of the Transactions, and to pay all related fees and expenses of Buyer.

“Sales Taxes” means any (i) sales, use, excise, admissions, amusements, entertainment or other transaction-based Taxes, regardless of how such Taxes are named or referred to, or (ii) gross receipts, gross income, business and occupations or other Taxes on gross income or gross receipts without allowance for deduction of expenses, in each case imposed on, or required to be collected in respect of the sale of tickets through the Company or TCSI platform, whether imposed on the face value of the ticket, the service fees or other fees charged or collected (including fees payable to the Company, TCSI, its customers, event promoters or any other Person) or otherwise.
“Sales Tax Expenses” means any fees, expenses, or other costs incurred by Buyer, the Company, TCSI or their Affiliates to determine, calculate, analyze, report, defend against or recover any (i) sales, use, excise, admissions, amusements, entertainment or other transaction-based Taxes, regardless of how such Taxes are named or referred to, or (ii) gross receipts, gross income, business and occupations or other Taxes on gross income or gross receipts without allowance for deduction of expenses, in each case imposed on, or required to be collected in respect of the sale of tickets through the Company or TCSI platform, whether imposed on the face value of the ticket, the service fees or other fees charged or collected (including fees payable to the Company, TCSI, its customers, event promoters or any other Person) or otherwise. For the avoidance of doubt, Sales Tax Expenses shall include expenses and other costs due with respect to, and/or incurred in connection with, the Voluntary Disclosure Filings.
“Securities Act” means the Securities Act of 1933, as amended.
“Straddle Period” means any Taxable period beginning before the Closing Date and ending on or after the Closing Date.
“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.
“Tax Authority” means any applicable Governmental Entity responsible for the imposition of Taxes.

“Tax Return” means any return, statement, report or form (including any informational return, claim for refund, amended return or declaration of estimated Tax) or other information filed or supplied or required to be filed or supplied to a Tax Authority with respect to Taxes.
“TCSI” means TicketFly Canada Services, Inc., a British Columbia corporation and a wholly owned Subsidiary of the Company.
“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement executed by Seller and the Company dated as of the Closing Date in substantially the form attached as Exhibit F hereto.
“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms as set forth in this Agreement.